                                 EXHIBIT 11.1

                                SONIC SOLUTIONS
                 STATEMENT RE: COMPUTATION OF PER SHARE AMOUNTS
             Three and Nine Months Ended December 31, 1995 and 1996
                    (In thousands, except per share amounts)
                                  (unaudited)

                                                         Three Months Ended    Nine Months Ended
                                                        --------------------  -------------------
                                                            December 31,         December 31,
                                                        --------------------  -------------------
                                                           1995       1996      1995       1996
                                                        ----------  --------  ---------  --------
Net loss..............................................      ($540)     (927)   ($1,213)   (3,950)
Weighted average number of common shares
   outstanding........................................      7,466     7,557      7,452     7,527
                                                           ------     -----    -------    ------
Primary and fully diluted net loss per share..........     ($0.07)    (0.12)    ($0.16)    (0.52)
                                                           ======     =====    =======    ======


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